Exhibit 6.21

Account: #67369194

FullPAC, Inc. DBA RoboCent

Business Line of Credit Supplement

This Business Line of Credit Agreement Supplement is part of (and incorporated by reference into) the Business Line of Credit Agreement. Borrower should keep this important legal document for Borrower’s records.

YOUR LINE OF CREDIT DETAILS

Borrower:	FullPAC, Inc. DBA RoboCent

Lender:	Headway Capital, LLC

Guarantor(s):	Travis Trawick

Initial Credit Limit: (See Additional Disclosures section below)	$100,000.00

Initial Applicable APR: (See Additional Disclosures section below)	75.05%

Initial Applicable Amortization Period: (See Additional Disclosures section below)	18 monthly Payments

Minimum Advance Amount: (See Additional Disclosures section below)	$500

FEES

Fees:	Advance Fee: 2.00% of Advance Late Payment Fee: 5% of Minimum Monthly Payment

ADDITIONAL DISCLOSURES

Credit Limit is Subject to Change	The initial Credit Limit may be changed by Lender. See “Credit Limit” definition in Section 2 of your Business Line of Credit Agreement.

Applicable APR is Subject to Change	The initial Applicable APR may be changed by Lender. See “Applicable APR” definition in Section 2 of your Business Line of Credit Agreement.

Advance Fee is Subject to Change	The Advance Fee may be changed by Lender. See “Advance Fee” definition in Section 2 of your Business Line of Credit Agreement.

Applicable Amortization Period is Subject to Change and Payment Schedule is Re-Set whenever an Advance is taken on your Line of Credit	The initial Applicable Amortization Period may be changed by Lender. See “Applicable Amortization Period” definition in Section 2 of your Business Line of Credit Agreement. The Payment Schedule for the entire outstanding balance owed to Lender is re-set every time you take an Advance on your Line of Credit. See Section 11 of your Business Line of Credit Agreement.

Minimum Advance Amount is Subject to Change	The initial Minimum Advance Amount may be changed by Lender. See Section 8 of your Business Line of Credit Agreement. Depending on the state where you are located, you may be required to take an initial Advance amount that is higher than the Minimum Advance Amount when you execute your Business Line of Credit Agreement.

Early Prepayment	Borrower may prepay any amounts owed under the Line of Credit. Note that Advances under your Line of Credit accrue interest daily in an amount equal to the Daily Interest Charge. Accordingly, beginning with the first interest accrual day that follows the application of your prepayment, you will no longer accrue interest on the portion of such prepayment allocated to principal in accordance with the terms of your Line of Credit. See “Daily Interest Charge” definition in Section 2, and also Sections 11 and 17 of your Business Line of Credit Agreement.

Loan For Specific Purposes Only	The proceeds of the requested Line of Credit may solely be used for the specific purposes as set forth in the Use of Proceeds Certification of the Business Line of Credit Agreement. IN ADDITION, THE LINE OF CREDIT WILL NOT BE USED FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES. Borrower understands that Borrower’s agreement not to use the Line of Credit proceeds for personal, family or household purposes means that certain important duties imposed upon entities making loans for consumer/personal purposes, and certain important rights conferred upon consumers, pursuant to federal or state law will not apply to this transaction.

If you have any questions, please call us at 1.866.698.8494 (we have support available Monday – Friday 8am – 5pm CST) or email support@headwaycapital.com

Business Line of Credit and Security Agreement

1. INTRODUCTION. This Business Line of Credit Agreement (together with the accompanying Business Line of Credit Agreement Supplement and the accompanying Authorization Agreement for Direct Deposits (ACH Credits) and Direct Payments (ACH Debits), the “Agreement”) governs your revolving business line of credit and any and all Advances (as defined below) hereunder (together, the “Line of Credit”) from Headway Capital, LLC and your use of the password protected dedicated online account (“Online Account”) in connection with the Line of Credit. Please read it and keep it for your reference. In this Agreement, the words “you,” “your” and “Borrower” mean the Borrower identified on the signature page of this Business Line of Credit Agreement. Each Guarantor identified on the signature page of this Business Line of Credit Agreement shall be referred to individually as “Guarantor” and collectively as “Guarantors” in this Agreement. The words “Headway”, “Lender”, “we”, “us”, and “our” mean Headway Capital, LLC, any servicing agent of Headway Capital, LLC, or its successor(s) and assign(s).

2. CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

“Advance” shall have the meaning set forth in Section 8. An Advance may also be called a “Draw.”

“Advance Fee” means the fee charged at the time you obtain an advance as a percentage of the Advance amount requested. The initial Advance Fee is disclosed in the accompanying Business Line of Credit Agreement Supplement. Lender may increase or decrease the amount of the Advance Fee without prior notice to Borrower or Guarantor. Any change to the Advance Fee will be disclosed to you in your Online Account at the time you request any Advance. By requesting an Advance, you agree to the Advance Fee disclosed at the time you make that request. The Advance Fee may also be called the “Draw Fee.”

“Advance Request” shall have the meaning set forth in Section 9.

“Applicable Amortization Period” means, as of any date of determination, the number of weeks or months then identified as the Applicable Amortization Period in the Online Account; it being acknowledged and agreed that (x) the initial Applicable Amortization Period shall be the period set forth on the accompanying Business Line of Credit Agreement Supplement, (y) the initial Applicable Amortization Period and/or any subsequent Applicable Amortization Period may be increased or decreased by the mutual agreement of Lender and Borrower (it being acknowledged and agreed that Borrower’s agreement may be reflected by it making a request for such increase or decrease in the Online Account) or pursuant to Section 12 of this Agreement, and (z) any such increase or decrease shall in no way affect Borrower’s obligation to pay any amounts owed by Borrower hereunder;

“Applicable APR” means, as of any date of determination, the rate then identified as the Applicable APR in the Online Account; it being acknowledged and agreed that (x) the initial Applicable APR shall equal the amount set forth on the accompanying Business Line of Credit Agreement Supplement, (y) the initial Applicable APR and/or any subsequent Applicable APR may be increased or decreased by Lender in any amount and at any time, without penalty, in Lender’s sole and absolute discretion, provided that Lender shall reflect such change in the Online Account and any such change shall only become effective as of the immediately succeeding Advance Request and shall remain effective until any subsequent increase or decrease hereunder, and (z) any such increase or decrease shall in no way affect Borrower’s obligation to pay any amounts owed by Borrower hereunder;

“Available Advance Amount” means, as of any date of determination, an amount equal to (1) the Credit Limit, minus (2) the Total Outstanding Principal Amount, minus (3) outstanding Advance Request amounts, if any, and, at Lender’s sole and absolute discretion, minus (4) a reserve amount set by Lender to ensure recent principal payments initiated by Borrower have finally been received by Lender;

“Credit Limit” means, as of any date of determination, the amount then identified as the Credit Limit in the Online Account; it being acknowledged and agreed that (x) the initial Credit Limit shall equal the amount set forth on the accompanying Business Line of Credit Agreement Supplement, (y) the initial Credit Limit and/or any subsequent Credit Limit may be increased or decreased by Lender in any amount and at any time, without penalty, in Lender’s sole and absolute discretion, and (z) any such increase or decrease shall in no way affect Borrower’s obligation to pay any amounts owed by Borrower hereunder;

“Daily Periodic Rate” means the daily interest rate applied to the Total Outstanding Principal Amount. The Daily Periodic Rate does not include the Advance Fee.

“Monthly Periodic Rate” means the monthly interest rate applied to the Total Outstanding Principal Amount. The Monthly Periodic Rate does not include the Advance Fee.

“Daily Interest Charge” means, as of any date of determination, an amount equal to the product of (x) the Daily Periodic Rate; and (y) Total Outstanding Principal Amount as of such date immediately prior to any application and allocation of principal in connection with any payment, if any, made by Borrower on such date, as set forth on the Lender’s books and records;

“Obligations” means, with respect to Borrower, all obligations to perform acts and refrain from taking action hereunder, including, without limitation, obligations to pay all amounts owed hereunder including, without limitation, all principal, interest, and other fees and expenses;

“Payment Schedule” shall have the meaning set forth in Section 11;

“Periodic Payment Amount” shall have the meaning set forth in Section 11;

“Scheduled Payment Date” means, the day of each month then identified as the Scheduled Payment Day in the Online Account (or, if such day is not a Business Day, the immediately preceding or succeeding Business Day, solely at the discretion of Lender); it being acknowledged and agreed that (a) the Scheduled Payment Date can be changed by Lender to a different day of each calendar week or month, without penalty, in Lender’s sole and absolute discretion, (b) Lender can give notice of any such change to the Scheduled Payment Date by posting such Notice in the Online Account, by sending an e-mail to Borrower using the Borrower’s e-mail address on file with the Lender, or by any other method described in Section 48 of this Agreement, and (c) any such change shall in no way affect Borrower’s obligation to pay any amounts owed by Borrower hereunder;

“Total Outstanding Principal Amount” means, as of any date of determination, the aggregate outstanding principal balance of all Advances hereunder as set forth on the Lender’s books and records, including any Advance Fee(s) added to the aggregate outstanding principal balance; and

“Unpaid Interest Outstanding” means, as of any date of determination, the aggregate amount of accrued and unpaid interest as set forth on the Lender’s books and records.

3. EFFECTIVE DATE. This Agreement begins on the date we accept this Agreement in Utah. Borrower understands and agrees that Lender may postpone, without penalty, the disbursement of amounts to Borrower under the Line of Credit (including, for the avoidance of doubt, any and all Advances) until Lender has received all required personal guarantees, the accompanying Authorization Agreement for Direct Deposit (ACH Credit) and Direct Payments (ACH Debits), or other documentation.

4. AUTHORIZATION. Borrower agrees that the Line of Credit (including, for the avoidance of doubt, any and all Advances) made by Lender to Borrower and any and all Advance Requests (as defined below) shall be conclusively deemed to have been authorized by Borrower and to have been made pursuant to duly authorized requests on its behalf.

5. ACCESS TO ONLINE ACCOUNT. When Borrower signs in to its Online Account with Borrower’s valid username and password at a specified section of Headwaycapital.com, Borrower can obtain information about Borrower’s Line of Credit, make an Advance Request as provided for herein and perform such other actions made available by Lender from time to time. No additional paper statement will be mailed to Borrower. Borrower agrees not to share Borrower’s username and password to Borrower’s Online Account with any third party. Borrower must promptly report any unauthorized use of Borrower’s Online Account to Lender by telephone at (866) 698-8494 or by email.

6. LINE OF CREDIT FOR SPECIFIC PURPOSES ONLY. The proceeds of the Line of Credit (including, for the avoidance of doubt, any and all Advances) may solely be used for the specific purposes as set forth in the Use of Proceeds Certification contained in Section 58 below, and not for any other purposes. In addition, the Line of Credit (including, for the avoidance of doubt, any and all Advances) will not be used for personal, family or household purposes, and Borrower and Guarantors are forever estopped from taking the position that such Loan (including Advances) are or were used for such personal, family or household purposes. Borrower understands that Borrower’s agreement not to use the proceeds of the Line of Credit (including, for the avoidance of doubt, any and all Advances) for personal, family or household purposes means that certain important duties imposed upon entities making loans for personal, family or household purposes, and certain important rights conferred upon such persons, pursuant to federal or state law will not apply to the Line of Credit (including, for the avoidance of doubt, any and all Advances), the Online Account or this Agreement. Borrower also understands that Lender will be unable to confirm whether the use of the Line of Credit (including, for the avoidance of doubt, any and all Advances) conforms to this section. Borrower agrees that a breach by Borrower of the provisions of this section will not affect Lender’s right to (i) enforce Borrower’s promise to pay for all amounts owed under this Agreement, regardless of the purpose for which the Line of Credit (including, for the avoidance of doubt, any and all Advances) is in fact obtained or used or (ii) use any remedy legally available to Lender, even if that remedy would not have been available had the Line of Credit (including, for the avoidance of doubt, any and all Advances) been made for personal, family or household purposes.

7. MAINTENANCE OF BORROWER’S BANK ACCOUNT. Borrower agrees to maintain funds in the Designated Checking Account (as defined in the accompanying Authorization Agreement for Direct Deposits (ACH Credits) and Direct Payments (ACH Debits)) in amounts that are sufficient to enable the processing of any payment that Borrower is obligated to pay Lender pursuant to this Agreement. The Borrower represents and warrants that the Designated Checking Account is the originating account and is the account that was reviewed in conjunction with underwriting and approval of this Line of Credit. Borrower shall keep the Designated Checking Account open until the Total Outstanding Principal Amount, the Unpaid Interest Outstanding, and any and all other amounts owed hereunder have been paid to Lender in full and no further Advances are to be made hereunder.

8. ADVANCES. Subject to the terms and conditions hereunder, the Lender may in its sole and absolute discretion make an advance to the Borrower under the Line of Credit following its receipt of an Advance Request (as defined below) by disbursing proceeds from time to time to the Borrower in the manner set forth herein (each an “Advance” and, collectively, “Advances”). Borrower acknowledges and agrees that the Lender shall not be required to, and the Borrower shall not request the Lender to, make an Advance (i) in an amount that is less than certain minimum advance amounts established by Lender in its sole and absolute discretion from time to time, (ii) in an amount that exceeds the Available Advance Amount as of such date, or (iii) if any portion of a due and payable Periodic Payment Amount remains unpaid. In the event that Lender has made an Advance in an amount that exceeds the Available Advance Amount as of the date of such Advance, Borrower agrees (x) at Lender’s request, to immediately repay the amount of such excess; and (y) that any such excess will not be deemed to constitute an increase in the Credit Limit hereunder.

9. ADVANCE REQUESTS. The Borrower may request an Advance (“Advance Request”) by (i) accessing the Online Account and completing the steps delineated therein for the online submission of an Advance Request or (ii) using any other method that Lender may in its sole and absolute discretion make available to Borrower from time to time, provided that, in each case the Advance amount being requested shall be in an amount (x) equal to or greater than certain minimum advance amounts established by Lender in its sole and absolute discretion from time to time, and (y) not to exceed the Available Advance Amount as of such date. Following Lender’s approval of an Advance Request (which shall be in Lender’s sole and absolute discretion) and satisfaction of the applicable conditions set forth in this Agreement, Lender will make an Advance to Borrower by disbursing the related proceeds (less any applicable fees) by making an ACH credit or wire transfer to the Designated Checking Account. Borrower expressly acknowledges that, due to transaction processing, proceeds from any Advance disbursement may take up to two (2) business days following Lender’s approval of the related Advance Request to be actually received by the Borrower.

10. CONDITIONS OF WILLINGNESS TO CONSIDER LENDING. Lender, in its sole and absolute discretion, may decide not to approve an Advance Request or suspend Borrower’s ability to make an Advance Request for any reason including, without limitation, if on the date of such Advance Request, (i) Borrower’s representations and warranties set forth in this Agreement are untrue or incorrect on the date of such Advance Request and/or an earlier date contemplated by such representation or warranty; (ii) an event has occurred that constitutes an Event of Default hereunder or which, with notice or the passage of time or both, would constitute an Event of Default hereunder, (iii) any portion of a due and payable Periodic Payment Amount remains unpaid; or (iv) the amount of the Advance being requested by Borrower pursuant to such Advance Request exceeds the Available Advance Amount.

11. INTEREST ON ADVANCES; PAYMENT SCHEDULE. Advances shall accrue interest daily in an amount equal to the Daily Interest Charge and shall be payable in arrears on each Scheduled Payment Date and upon any prepayment of Borrower’s Line of Credit, whether in whole or in part, voluntarily or mandatory. Interest payable shall be computed on the basis of a 365.25 day year, in each case for the actual number of days elapsed in the period during which it accrues. Principal and interest on the Advances and other amounts owed hereunder shall be regularly paid by the Borrower in accordance with the payment schedule contemplated in this Section 11 (the “Payment Schedule”). The Payment Schedule will be set (and re-set in connection with each Advance made hereunder) by Lender in the following manner: In connection with each Advance made by Lender to Borrower hereunder, Lender will compute the periodic payment amounts (each a “Periodic Payment Amount”) that would cause the Lender to be repaid in full the Total Outstanding Principal Amount, any Advance Fee, and the aggregate interest amount (calculated based on the Applicable APR) that would accrue over the course of the Applicable Amortization Period assuming equal periodic payment amounts each week or calendar month (it being understood that, depending on the day of the week or calendar month on which the related Advance is made by Lender to Borrower, the Periodic Payment Amount that will apply solely with respect to the final scheduled payment of the Payment Schedule may reflect an increase to or decrease from the equal Periodic Payment Amounts applicable with respect to each of the earlier scheduled payments under such Payment Schedule). For the avoidance of doubt, Lender shall make the foregoing computation in connection with each Advance made by Lender and the most recent of such computations shall be used for all purposes hereunder. On each Scheduled Payment Date, Borrower shall make a payment in an amount equal to the sum of the applicable Periodic Payment Amount and all other amounts owed hereunder, if any (including by way of Lender’s initiation of ACH debit entries to the Designated Checking Account, it being understood that the Lender is authorized, but not required, to (i) initiate ACH debit entries to the Designated Checking Account on any Scheduled Payment Date and (ii) if initiated, to initiate in an amount equal to or less than the sum of the applicable Periodic Payment Amount and all other amounts owed hereunder. Borrower acknowledges and agrees that should Lender fail to receive any portion of the foregoing payment amount on any Schedule Payment Date, the Lender is authorized, but not required, to initiate ACH debit entries to the Designated Checking Account on any subsequent business day until such payment amount and any and all other amounts owed hereunder, in each case as set forth in the Lender’s books and records are paid in full.

12. MODIFICATION OF PAYMENT SCHEDULE. Borrower and Guarantor agree that Lender may modify the Payment Schedule (“Modified Payment Schedule”) by modifying the amount of each payment, the total number of payments, and/or the Applicable Amortization Period without prior consent from Borrower or Guarantor, so long as the modification does not increase the total Periodic Payment Amount identified in Section 11. Lender will notify Borrower of any such modification of the Payment Schedule by providing notice pursuant to the provisions of Section 48 of this Agreement. In the event of a modification of the Payment Schedule under this Section, all other terms of this Agreement shall remain unchanged. Borrower and Guarantor agree that any modification of the Payment Schedule under this Section shall not affect Borrower’s or Guarantor’s obligations under this Agreement.

13. PROMISE TO PAY. Borrower agrees to make to Lender each of the payments contemplated by Sections 11 and 12 in the manner contemplated thereby. Borrower agrees to pay Lender the principal balance of all Advances hereunder, all interest owed hereunder, and any and all other charges and/or other sums imposed by Lender in accordance with the terms of this Agreement. Borrower agrees to enroll in Lender’s Automatic Payment Plan and authorizes Lender to collect required payments hereunder as provided in the accompanying Authorization Agreement for Direct Deposits (ACH Credits) and Direct Payments (ACH Debits). If required by Lender, Borrower further agrees and authorizes Lender or its servicer to collect required payments from a transfer account established pursuant to certain Transfer Online Account Line of Credit Documentation that will be provided by Lender in connection with this Agreement if applicable.

14. ALTERNATIVE PAYMENT METHODS. If Borrower knows that for any reason Lender will be unable to process a payment under Lender’s Automatic Payment Plan, then Borrower must either restore sufficient funds such that the missed payment can be collected as provided in the accompanying Authorization Agreement for Direct Deposits (ACH Credits), or promptly mail or deliver a check payable to Headway Capital, LLC in the amount of the missed payment or, if offered, make the missed payment by any pay-by-phone or online service that Lender may make available from time to time. If Borrower elects to send payments on Borrower’s Line of Credit by postal mail, then Borrower agrees to send such payments to Headway Capital, 4700 W. Daybreak Pkwy., Suite 200, South Jordan, UT 84009 Attn: Director of Operations. All alternative payments must be made in good funds by check, money order, wire transfer, automatic transfer from an account at an institution offering such service, or other instrument in U.S. Dollars. Borrower understands and agrees that payments made at any other address than as specified by Lender may result in a delay in processing and/or crediting. If Borrower makes an alternative payment on Borrower’s Line of Credit by mail or by any pay-by-phone or online service that Lender makes available while Borrower is enrolled in the Automatic Payment Plan, Lender may treat such payment as an additional payment and continue to process Borrower’s scheduled Automatic Payment Plan payments or may reduce any scheduled Automatic Payment Plan payment by the amount of any such additional payment received.

15. APPLICATION OF PAYMENTS. Subject to applicable law, Lender reserves the right to allocate and apply payments actually received on Borrower’s Line of Credit between principal, interest, fees and other amounts owed hereunder in any manner Lender chooses in Lender’s sole discretion; it being understood that the Lender will generally allocate and apply payments in the following sequential order: (i) past due amounts; (ii) unpaid fees and/or charges owed hereunder; (iii) Unpaid Interest Outstanding; and (iv) the Total Outstanding Principal Amount; it being further understood that the order of application of payments may vary based on the state where Borrower is located.

16. POST-DATED CHECKS, RESTRICTED ENDORSEMENT CHECKS AND OTHER DISPUTED OR QUALIFIED PAYMENTS. Lender can accept late, postdated or partial payments without losing any of Lender’s rights under this Agreement (a postdated check is a check dated later than the day it was actually presented for payment). Lender is under no obligation to hold a postdated check and Lender reserves the right to process every item presented as if dated the same date received by Lender or Lender’s check processor unless Borrower gives Lender adequate notice and a reasonable opportunity to act on it. Except where such notice and opportunity is given, Borrower may not hold Lender liable for depositing any postdated check. Borrower agrees not to send Lender partial payments marked “paid in full”, “without recourse,” or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender’s rights under this Agreement. All notices and written communications concerning postdated checks, restricted endorsement checks (including any check or other payment instrument that indicates that the payment constitutes “payment in full” of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount) or any other disputed, nonconforming or qualified payments, must be mailed or delivered to Headway Capital, LLC, Client Service, 4700 W. Daybreak Pkwy., Suite 200, South Jordan, UT 84009, Attn: Director of Operations.

17. PREPAYMENT. Borrower may prepay Borrower’s Line of Credit in whole on any Business day by paying Lender the sum total of the Total Outstanding Principal Amount, the Unpaid Interest Outstanding, and any and all other amounts owed hereunder, in each case as set forth in the Lender’s books and records. Borrower may prepay Borrower’s Line of Credit in part on any Business Day and such payment shall be applied by Lender in accordance with Section 15.

18. SECURITY INTEREST. Borrower hereby grants to Lender, the secured party hereunder, a continuing security interest in and to any and all “Collateral” as described below to secure payment and performance of all debts, liabilities and obligations of Borrower to Lender hereunder and also any and all other debts, liabilities and obligations of Borrower to Lender of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, related to the Line of Credit described in this Agreement, whether or not contemplated by the parties at the time of the granting of this security interest, regardless of how they arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, and includes obligations to perform acts and refrain from taking action as well as obligations to pay money including, without limitation, all interest, other fees and expenses (all hereinafter called “Obligations”). The Collateral includes the following property that Borrower now owns or shall acquire or create immediately upon the acquisition or creation thereof: (i) any and all amounts owing to Borrower now or in the future from any merchant processor(s) processing charges made by customers of Borrower via credit card or debit card transactions; and (ii) all other tangible and intangible personal property, including, but not limited to, (a) cash and cash equivalents, (b) inventory, (c) equipment, (d) investment property, including certificated and uncertificated securities, securities accounts, security entitlements, commodity contracts and commodity accounts, (e) instruments, including promissory notes, (f) chattel paper, including tangible chattel paper and electronic chattel paper, (g) documents, (h) letter of credit rights, (i) accounts, including health care insurance receivables, (j) deposit accounts, (k) commercial tort claims, (l) general intangibles, including payment intangibles and software, and (m) as extracted collateral as such terms may from time to time be defined in the Uniform Commercial Code. The security interest Borrower grants includes all accessions, attachments, accessories, parts, supplies and replacements for the Collateral, all products, proceeds and collections thereof and all records and data relating thereto. Lender disclaims any security interest in collateral in which Lender is forbidden by law from taking a security interest.

19. PROTECTING THE SECURITY INTEREST. Borrower agrees that Lender and/or Lender’s representative may file any financing statement, lien entry form or other document Lender and/or Lender’s representative requires in order to perfect, amend or continue Lender’s security interest in the Collateral and Borrower agrees to cooperate with Lender and Lender’s representative as may be necessary to accomplish said filing and to do whatever Lender and Lender’s representative deems necessary to protect Lender’s security interest in the Collateral. Borrower and Guarantor each agree that, if any Guarantor is a corporate entity, then Lender or Lender’s representative may file any financing statement, lien entry form or other document against such Guarantor or its property that Lender and/or Lender’s representative requires in order to perfect, amend or continue Lender’s security interest in the Collateral. Any such Guarantor agrees to cooperate with Lender and Lender’s representative as may be necessary to accomplish said filing and to do whatever Lender and Lender’s representative deems necessary to protect Lender’s security interest in the Collateral. In this Agreement, “Lender’s Representative” means any entity or individual that is designated by Lender to serve in such capacity.

20. LOCATION OF COLLATERAL; TRANSACTIONS INVOLVING COLLATERAL. Unless Lender has agreed otherwise in writing, Borrower agrees and warrants that (i) all Collateral (or records of the Collateral in the case of accounts, chattel paper and general intangibles) of Borrower shall be located at Borrower’s address as shown in the application, (ii) except for inventory sold or accounts collected in the ordinary course of Borrower’s business, Borrower shall not sell, offer to sell, or otherwise transfer or dispose of its Collateral, (iii) no one else has any interest in or claim against the Collateral that Borrower has not already told Lender about; (iv) Borrower shall not pledge, mortgage, encumber or otherwise permit the Collateral to be subject to any lien, security interest, encumbrance or charge, other than a security interest in favor of Lender and (iv) Borrower shall not, offer to sell, or otherwise transfer or dispose of the Collateral for less than the fair market value thereof. Borrower shall defend Lender’s rights to the Collateral against the claims and demands of all other persons. All proceeds from any unauthorized disposition of the Collateral shall be held in trust for Lender, shall not be co-mingled with any other funds and shall immediately be delivered to Lender. This requirement, however, does not constitute consent by Lender to any such disposition.

21. TAXES, ASSESSMENTS AND LIENS. Borrower will complete and file all necessary federal, state and local tax returns and will pay when due all taxes, assessments, levies and liens upon its assets and provide evidence of such payments to Lender upon request.

22. INSURANCE. Borrower shall procure and maintain insurance with insurance companies that the Borrower believes are financially sound and reputable, in such amounts with such deductibles and covering such risks as the Borrower believes in good faith are customarily carried by companies engaged in similar businesses. In any event, such insurance shall be acceptable to Lender to protect the Collateral and shall be issued by a company reasonably acceptable to Lender naming Lender as a loss payee. Lender may request, and Borrower shall provide within 10 business days of receipt of such request, proof of insurance acceptable to Lender. If Borrower at any time fails to obtain or maintain any insurance as required by this Agreement, Lender may obtain such insurance as Lender deems appropriate at Borrower’s sole cost and expense. Borrower shall promptly notify Lender of any loss of or damage to the Collateral.

23. REPAIRS AND MAINTENANCE. Borrower agrees to keep and maintain, and to cause others to keep and maintain, the Collateral in good order, repair and condition at all times while this Agreement remains in effect. Borrower further agrees to pay when due all claims for work done on, or services rendered or material furnished in connection with the Collateral so that no lien or encumbrance (other than a lien or encumbrance by the Lender) may ever attach to or be filed against the Collateral.

24. INSPECTION OF COLLATERAL AND PLACE OF BUSINESS; USE OF PHOTOGRAPHS AND TESTIMONIALS. Lender and Lender’s designated representatives and agents shall have the right during Borrower’s normal business hours and at any other reasonable time to examine the Collateral wherever located and the interior and exterior of any Borrower place of business. To the extent Lender or Lender’s designated representatives choose to examine the Collateral and place of business outside of normal business hours, Lender shall give Borrower reasonable notice, which shall be at least five business days, prior to the date of the inspection. Borrower shall cooperate with Lender in making the Collateral and place of business available for inspection. During an examination of any Borrower place of business, Lender may examine, among other things, whether Borrower (i) has a place of business that is separate from any personal residence, (ii) is open for business, (iii) has sufficient inventory to conduct Borrower’s business and (iv) has one or more credit card terminals if Borrower processes credit card transactions. When conducting an examination, Lender may photograph the interior and exterior of any Borrower place of business, including any signage, and may photograph any individual who has signed the Agreement (“Signatory”) unless the Signatory previously has notified Lender that he or she does not authorize Lender to photograph the Signatory. Lender may obtain testimonials from any Signatory, including testimonials on why Signatory needed the Line of Credit and how the Line of Credit has helped Borrower. Any photograph and testimonial will become and remain the sole property of Lender. Borrower and each Signatory grant Lender the irrevocable and permanent right to display and share any photograph and testimonial in all forms and media, including composite and modified representations, for all purposes, including but not limited to any trade or commercial purpose, with any Lender employees and agents and with the general public. Lender may, but is not required to, use the name of any Borrower and Signatory as a credit in connection with any photograph and testimonial. Borrower and each Signatory waive the right to inspect or approve versions of any photograph or testimonial or the written copy or other media that may be used in connection with same. Borrower and each Signatory release Lender from any claims that may arise regarding the use of any photograph or testimonial, including any claims of defamation, invasion of privacy or infringement of moral rights, rights of publicity or copyright.

25. BORROWER’S REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants that: (i) Borrower will comply with all laws, statutes, regulations and ordinances pertaining to the conduct of Borrower’s business and promises to hold Lender harmless from any damages, liabilities, costs, expenses (including attorneys’ fees) or other harm arising out of any violation thereof; (ii) Borrower’s principal executive office and the office where Borrower keeps its records concerning its accounts, contract rights and other property, is that shown in the application; (iii) Borrower is duly organized, licensed, validly existing and in good standing under the laws of its state of formation and shall hereafter remain in good standing in that state, and is duly qualified, licensed and in good standing in every state in which it is doing business, and shall hereafter remain duly qualified, licensed and in good standing in every state in which it is doing business, and shall hereafter remain duly qualified, licensed and in good standing in every state in which the failure to qualify or become licensed could have a material adverse effect on the financial condition, business or operations of Borrower; (iv) the true and correct legal name of the Borrower is set forth in the application; (v) the aggregate ownership percentages of the Signatories is greater than or equal to fifty percent (50%) of the Borrower’s business; (vi) the execution, delivery and performance of this Agreement, and any other document executed in connection herewith, are within Borrower’s powers, have been duly authorized, are not in contravention of law or the terms of Borrower’s charter, by-laws or other constating documents, or of any indenture, agreement or undertaking to which Borrower is a party; (vii) all constating documents and all amendments thereto of Borrower have been duly filed and are in proper order and any capital stock issued by Borrower and outstanding was and is properly issued and all books and records of Borrower are accurate and up to date and will be so maintained; (viii) Borrower (a) is subject to no charter, corporate or other legal restriction, or any judgment, award, decree, order, governmental rule or regulation or contractual restriction that could have a material adverse effect on its financial condition, business or prospects, and (b) is in compliance with its charter, by-laws, and other constating documents, all contractual requirements by which it may be bound and all applicable laws, rules and regulations other than laws, rules or regulations the validity or applicability of which is contesting in good faith or provisions of any of the foregoing the failure to comply with which cannot reasonably be expected to materially adversely affect its financial condition, business or prospects or the value of the Borrower’s assets; (ix) there is no action, suit, proceeding or investigation pending or, to Borrower’s knowledge, threatened against or affecting it or any of its assets before any court or other governmental authority which, if determined adversely to it, would have a material adverse effect on its financial condition, business or prospects or the value of the Borrower’s assets; (x) Borrower does not intend to file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within 6 months of the date hereof; and (xi) Borrower is not currently insolvent within the meaning of the Uniform Commercial Code as well as the United States Bankruptcy Code.

26. FEES. In addition to any other fees described in the Agreement or subsequently introduced by Lender, Borrower agrees to pay the following fees in full: (A) Advance Fee: An Advance Fee may be charged when an Advance is funded. The amount of the Advance Fee, as a percentage of the amount of the Advance, will be disclosed to you at the time you request the Advance. Each time you obtain an Advance, Lender may charge an Advance Fee as a percentage of the Advance. (B) Late Fee: A Late Fee in the amount set forth in the accompanying Business Line of Credit Agreement Supplement if a payment in full is not received by Lender as contemplated by the Payment Schedule. Payments made by Borrower hereunder will be applied and allocated between principal, interest, fees and other amounts owed hereunder in the manner set forth in Section 15.

27. INTEREST AND FEES EXCEEDING PERMITTED LIMIT. If the Line of Credit is subject to a law that sets maximum charges, and that law is finally interpreted so that the interest or other loan charges collected or to be collected in connection with this Agreement exceed the permitted limits, then (i) any such charge will be reduced by the amount necessary to reduce the charge to the permitted limit and (ii) if required by applicable law, any sums already collected from Borrower that exceed the permitted limits will be refunded or credited to Borrower.

28. FINANCIAL INFORMATION AND REEVALUATION OF CREDIT. Borrower and each Guarantor (if any) authorize Lender to obtain business and personal credit bureau reports in Borrower’s and any Guarantor’s name, respectively, at any time and from time to time for purposes of deciding whether to approve the requested Line of Credit and any Advances made pursuant hereto or in any update, renewal, extension of credit or other lawful purpose, including for the purpose of account management. Upon Borrower’s or any Guarantor’s request, Lender will advise Borrower or Guarantor if Lender obtained a credit report and Lender will give Borrower or Guarantor the credit bureau’s name and address. Borrower and each Guarantor (if any) agree to submit current financial information, a new credit application, or both, in Borrower’s name and in the name of each Guarantor, respectively, at any time promptly upon Lender’s request. Borrower authorizes Lender to act as Borrower’s agent for purposes of accessing and retrieving transaction history information regarding Borrower from Borrower’s designated merchant processor(s). Lender may at any time and from time to time, at Lender’s sole discretion and subject to any applicable notice requirements, increase or decrease the Credit Limit or the Applicable APR (in each case in the manner contemplated by the definitions thereof) or terminate this Agreement, to the extent not prohibited by applicable law. Lender may report Lender’s credit experiences with Borrower and any Guarantor to third parties as permitted by law, including with respect to any Guarantor to consumer credit reporting agencies. Borrower also agrees that Lender may release information to comply with governmental reporting or legal process that Lender believes may be required, whether or not such is in fact required, or when necessary or helpful in completing a transaction, or when investigating a loss or potential loss. Borrower and each Guarantor is hereby notified that a negative credit report reflecting on Borrower’s and/or any Guarantor’s credit record may be submitted to a credit reporting agency (including with respect to any Guarantor to consumer credit reporting agencies) if Borrower or such Guarantor fails to fulfill the terms of their respective credit obligations hereunder. Guarantor acknowledges that any credit reporting on the Loan shall be at the sole discretion of Lender (subject to applicable law) and that Lender has the right to report the Loan to Guarantor’s personal credit file should Guarantor not pay any Obligation pursuant to the guaranty set forth in this Agreement.

29. ATTORNEYS’ FEES AND COLLECTION COSTS. To the extent not prohibited by applicable law, Borrower shall pay to Lender on demand any and all expenses, including, but not limited to, collection costs, all attorneys’ fees and expenses, and all other expenses of like or unlike nature which may be expended by Lender to obtain or enforce payment of Obligations either as against any Borrower or any Guarantor or surety of Borrower or in the prosecution or defense of any action or concerning any matter arising out of or connected with the subject matter of this Agreement, the Obligations, or any of Lender’s rights or interests therein or thereto, including, without limiting the generality of the foregoing, any counsel fees or expenses incurred in any bankruptcy or insolvency proceedings, and all costs and expenses incurred by Lender in connection with the defense, settlement or satisfaction of any action, claim or demand asserted against Lender in connection therewith, which amounts shall be considered advances to protect Lender rights hereunder. To the extent permitted by applicable law, all such expenses shall become a part of the Obligations and, at Lender’s option, will be payable on demand. Such right shall be in addition to all other rights and remedies to which Lender may be entitled upon an Event of Default.

30. BORROWER’S REPORTS. Promptly upon Lender’s written request, Borrower and each Guarantor agrees to provide Lender with such information about the financial condition and operations of Borrower or any Guarantor, as Lender may, from time to time, reasonably request. Borrower also agrees promptly upon becoming aware of any Event of Default, or the occurrence or existence of an event which, with the passage of time or the giving of notice or both, would constitute an Event of Default hereunder, to promptly provide notice thereof to Lender in writing.

31. TELEPHONE COMMUNICATIONS. Borrower and Guarantors hereby expressly consent to receiving calls and messages, including auto-dialed and pre-recorded and artificial voice message calls and SMS messages (including text messages) from Lender, its affiliates, marketing partners, agents and others calling at Lender’s request or on its behalf (the “Messaging Parties”), at any telephone numbers that Borrower and/or Guarantors have provided or may provide in the future or otherwise in the Lender’s possession (including any cellular or mobile telephone numbers). Borrower and Guarantor agree that such communications may be initiated using an automated telephone dialing system. Borrower and Guarantor further understand and acknowledge that they may incur a charge from the company that provides them with telecommunications, wireless and/or Internet services, and they agree that the Messaging Parties will have no liability for such charges. Borrower and Guarantor expressly authorize the Messaging Parties to monitor and record all calls with the Messaging Parties.

32. INDEMNIFICATION. Except for Lender’s gross negligence or willful misconduct, Borrower will indemnify and hold Lender harmless from all losses, costs, damages, liabilities or expenses (including, without limitation, court costs and reasonable attorneys’ fees) that Lender may sustain or incur by reason of enforcing the Obligations, or in the prosecution or defense of any action or proceeding concerning any matter arising out of or in connection with this Agreement and/or any other documents now or hereafter executed in connection with this Agreement and/or the Obligations. This indemnity shall survive the repayment of the Obligations and the termination of this Agreement.

33. MERGERS, CONSOLIDATIONS OR SALES. Borrower represents and warrants that Borrower will not (i) merge or consolidate with or into any other business entity or (ii) enter into any joint venture or partnership with any person, firm, corporation, or other entity. Borrower further agrees not to alter its ownership without prior written permission from Lender.

34. CHANGE IN LEGAL STATUS. Without Lender’s consent, Borrower represents and agrees that Borrower will not (i) change its name, its place of business or, if more than one, chief executive office, its mailing address, or organizational identification number if it has one or (ii) change its type of organization, jurisdiction of organization or other legal structure. If Borrower does not have an organizational identification number and later obtains one, Borrower shall promptly notify Lender of such organizational identification number.

35. DEFAULT. The occurrence of any one or more of the following events (herein, “Events of Default”) shall constitute, without notice or demand, a default under this Agreement and all other agreements between Lender and Borrower and instruments and papers given Lender by Borrower, whether such agreements, instruments, or papers now exist or hereafter arise: (i) Lender is unable to collect any Automatic Payment Plan payment due on a scheduled payment date and for a subsequent business day thereafter and/or Borrower fails to pay any Obligations when due for two consecutive business days; (ii) Borrower fails to comply with, promptly, punctually and faithfully perform, or observe any term, condition or other agreement or promise within this Agreement; (iii) the determination by Lender that any representation or warranty heretofore, now or hereafter made by Borrower to Lender, in any documents, instrument, agreement, or paper was not true or accurate when given; (iv) the occurrence of any event such that any indebtedness of Borrower from any lender (other than the Lender) could be accelerated, notwithstanding that such acceleration has not taken place; (v) the occurrence of any event that would cause a lien creditor, as that term is defined in Section 9-102 of the Uniform Commercial Code, (other than Lender) to take priority over the Line of Credit made by Lender; (vi) a filing against or relating to Borrower (unless consented to in writing by Lender) of (a) a federal tax lien in favor of the United States of America or any political subdivision of the United States of America, or (b) a state tax lien in favor of any state of the United States of America or any political subdivision of any such state; (vii) the occurrence of any event of default under any other agreement between Lender and Borrower or instrument or paper given Lender by Borrower, whether such agreement, instrument, or paper now exists or hereafter arises (notwithstanding that Lender may not have exercised its rights upon default under any such other agreement, instrument or paper); (viii) any act by, against, or relating to Borrower, or its property or assets, which act constitutes the application for, consent to, or sufferance of the appointment of a receiver, trustee or other person, pursuant to court action or otherwise, over all, or any part of Borrower’s property; (ix) the granting of any trust mortgage or execution of an assignment for the benefit of the creditors of Borrower, or the occurrence of any other voluntary or involuntary liquidation or extension of debt agreement for Borrower; the failure by Borrower to generally pay the debts of Borrower as they mature; (xi) adjudication of bankruptcy or insolvency relative to Borrower or any Guarantor; (xii) the entry of an order for relief or similar order with respect to Borrower or any Guarantor in any proceeding pursuant to Title 11 of the United States Code entitled “Bankruptcy” (the “Bankruptcy Code”) or any other federal bankruptcy law; (xiii) the filing of any complaint, application or petition by or against Borrower initiating any matter in which Borrower is or may be granted any relief from the debts of Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure; (xiv) the calling or sufferance of a meeting of creditors of Borrower; (xv) the meeting by Borrower with a formal or informal creditor’s committee; (xvi) the offering by or entering into by Borrower of any composition, extension or any other arrangement seeking relief or extension for the debts of Borrower, or the initiation of any other judicial or non-judicial proceeding or agreement by, against or including Borrower that seeks or intends to accomplish a reorganization or arrangement with creditors; (xvii) the entry of any judgment against Borrower, which judgment is not satisfied or appealed from (with execution or similar process stayed) within 15 days of its entry; (xviii) the occurrence of any event or circumstance with respect to Borrower or any Guarantor such that Lender shall believe in good faith that the prospect of payment of all or any part of the Obligations or the performance by Borrower under this Agreement or any other agreement between Lender and Borrower is impaired or there shall occur any material adverse change in the business or financial condition of Borrower (such event specifically includes, but is not limited to, taking additional financing from a credit card advance, cash advance company or an additional working capital loan without the prior written consent of Lender); (xix) the entry of any court order that enjoins, restrains or in any way prevents Borrower from conducting all or any part of its business affairs in the ordinary course of business; (xx) the occurrence of any uninsured loss, theft, damage or destruction to any material asset(s) of Borrower; (xxi) any act by or against, or relating to Borrower or its assets pursuant to which any creditor of Borrower seeks to reclaim or repossess or reclaims or repossesses all or a portion of Borrower’s assets; (xxii) the termination of existence, dissolution or liquidation of Borrower or the ceasing to carry on actively any substantial part of Borrower’s current business; (xxiii) this Agreement, at any time after its execution and delivery and for any reason, ceases to be in full force and effect or is declared null and void; or the validity or enforceability hereof is contested by Borrower or any Guarantor of Borrower denies it has any further liability or obligation hereunder; (xxiv) any Guarantor or person signing a support agreement in favor of Lender shall repudiate, purport to revoke or fail to perform his or her obligations under his guaranty or support agreement in favor of Lender or any corporate Guarantor shall cease to exist; (xxv) any material change occurs in Borrower’s ownership or organizational structure (acknowledging that any change in ownership will be deemed material when ownership is closely held); (xxvi) if Borrower is a sole proprietorship, the owner dies; if Borrower is a trust, a trustor dies; if Borrower is a partnership, any general or managing partner dies; if Borrower is a corporation, any principal officer or 10% or greater shareholder dies; if Borrower is a limited liability company, any managing member dies; if Borrower is any other form of business entity, any person(s) directly or indirectly controlling 10% or more of the ownership interests of such entity dies.

36. RIGHTS AND REMEDIES UPON DEFAULT. Subject to applicable law, if an Event of Default occurs under this Agreement, at any time thereafter, Lender may exercise any one or more of the following rights and remedies: (A) Refrain from Making Advances and Terminate Borrower’s Ability to Make Advance Requests: Lender may terminate the Line of Credit, refrain from making Advances and/or terminate Borrower’s ability to make Advance Requests hereunder; (B) Debit Amounts Due from Borrower’s Accounts: Lender may debit from Borrower’s Designated Checking Account all Automatic Payment Plan payments that Lender was unable to collect and/or the amount of any other Obligations that Borrower failed to pay; (C) Accelerate Indebtedness: Lender may declare all amounts owed hereunder including, without limitation, all principal, accrued interest, other fees and expenses immediately due and payable, without presentment, demand, protest or notice of any kind to Borrower, all of which are hereby waived by Borrower, and may initiate ACH debit entries to the Designated Checking Account until all such amounts are paid in full; (D) Other Rights and Remedies: Lender shall have and may exercise any and all other rights and remedies that may be available at law, in equity or otherwise; (E) Increase Interest Rate: Lender may immediately increase the Applicable APR in the manner contemplated by the definition thereof; (F) Election of Remedies: Except as may be prohibited by applicable law, all of Lender’s rights and remedies, whether evidenced by this Agreement, any related documents, or by any other writing, shall be cumulative and may be exercised singularly or concurrently. Election by Lender to pursue any remedy shall not exclude pursuit of any other remedy, and an election to make expenditures or to take action to perform an obligation of Borrower under the Agreement, after Borrower’s failure to perform, shall not affect Lender’s right to declare a default and exercise its remedies.

37. CONSENT TO JURISDICTION AND VENUE. Subject to Section 38 below, Borrower, Guarantors and Lender agree that any action or proceeding to enforce or arising out of this Agreement may be brought in any court of the State of Utah or in the United States District Court for the District of Utah, and Borrower and Guarantors waive personal service of process. Borrower, Guarantors and Lender agree that, subject to Section 38, venue is proper in such courts.

38. ARBITRATION PROVISION. THE PARTIES AGREE THAT AT THE ELECTION OF ANY PARTY, ALL CLAIMS BETWEEN BORROWER, GUARANTORS, LENDER, SHALL BE RESOLVED THROUGH MANDATORY BINDING INDIVIDUAL ARBITRATION PURSUANT TO THIS SECTION. The Parties agree that any dispute will be resolved through binding individual arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules. Any in-person hearings will take place in the State of Utah. Federal Arbitration Act governs. Class action waiver applies — each party brings claims only in its individual capacity, not as a plaintiff or class member in any purported class, representative, or private attorney general proceeding. The Arbitration Provision survives termination of this Agreement and Borrower’s bankruptcy or insolvency to the extent permitted by applicable law.

39. CLASS ACTION WAIVER. Except as otherwise prohibited by applicable law, unless Borrower, Guarantor and Lender agree otherwise, any lawsuit between Borrower and/or Guarantor and Lender (including, but not limited to Lender’s employees, officers, agents, successors, and assigns) must be resolved on an individual basis only, and not as part of a class action or on a consolidated basis. Thus, neither Borrower and/or Guarantor nor Lender may bring or participate in a class or consolidated action, either as a plaintiff, defendant, representative, or class member. This provision is not applicable to a class action settlement approved by a court.

40. TIME TO BRING LEGAL ACTION. Unless another time is provided in this Agreement or is required by applicable law, an action or proceeding by Borrower or Guarantor to enforce an obligation, duty, or right arising under this Agreement or under applicable law with respect to the account or this Agreement must be commenced within one year after the cause of action accrues.

41. PRE-DISPUTE NOTIFICATION. Prior to bringing any Claim (as that term is defined in Section 38), Borrower and/or Guarantor shall provide Lender written notification of any alleged Claim (the “Notice”), and must provide Lender an opportunity to cure. The Notice shall (1) identify the alleged Claim, including a description of the underlying facts and legal basis of the Claim; (2) provide a statement as to the action requested to correct or cure the issue giving rise to the alleged Claim; and (3) provide a date, which shall be no less than 30 days from the date of the written notification, by which the corrective action must be taken. The Notice shall further include Borrower and/or Guarantor’s email address and phone number and, if sent by counsel for Borrower and/or Guarantor, shall include an authorization executed by Borrower and/or Guarantor authorizing Lender to speak to the attorney who executed the Notice. Borrower and/or Guarantor must reasonably cooperate in providing Lender any information requested by the Lender to resolve any Pre-Dispute Notification. Any Notice by Borrower or Guarantor to Lender must be sent via certified or registered mail (or through a nationally recognized private carrier that tracks such correspondence, such as UPS or FedEx) at the following address: Headway Capital, ATTN: Legal Department, 175 West Jackson Blvd., Suite 600, Chicago, IL 60604.

42. JURY TRIAL WAIVER. Subject to Section 38, and to the extent not prohibited by applicable law, Borrower, Guarantors and Lender waive their right to a trial by jury of any claim or cause of action based upon, arising out of or related to the Agreement and all other documentation evidencing the Obligations, in any legal action or proceeding. Subject to Section 38, any such claim or cause of action shall be tried by court sitting without a jury.

43. NO WAIVER BY LENDER. No delay or omission on the part of Lender in exercising any rights under this Agreement, any related guaranty or applicable law shall operate as a waiver of such right or any other right. Waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. All Lender’s rights and remedies, whether evidenced hereby or by any other agreement, instrument or paper, shall be cumulative and may be exercised singularly or concurrently.

44. TERMINATION. Borrower may terminate this Agreement by giving at least 30 days prior written notice to Lender of Borrower’s intention to do so; provided that this Agreement shall not terminate until Borrower has paid in full all amounts owed hereunder including, without limitation, all principal, interest, other fees and expenses. In addition to Lender’s rights and remedies set forth herein, Lender may, at any time and subject to applicable law, terminate this Agreement; provided that the Borrower will continue to be obligated to pay all amounts owing under the Line of Credit (including, without limitation, the Total Outstanding Principal Amount, the Unpaid Interest Outstanding, and any and all other amounts owed hereunder, in each case as set forth in the Lender’s books and records) and to otherwise perform the Obligations.

45. ASSIGNMENT. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties hereto; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Lender’s prior written consent and any prohibited assignment shall be absolutely null and void. No consent to an assignment by Lender shall release Borrower from its Obligations. Lender may assign this Agreement and its rights and duties hereunder and no consent or approval by Borrower is required in connection with any such assignment. Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in Lender’s rights and benefits hereunder. In connection with any assignment or participation, Lender may disclose all documents and information that Lender now or hereafter may have relating to Borrower or Borrower’s business. To the extent that Lender assigns its rights and obligations hereunder to another party, Lender thereafter shall be released from such assigned obligations to Borrower and such assignment shall affect a novation between Borrower and such other party. For the avoidance of doubt, Borrower, Guarantors and Lender and their successors or assigns retain the right to compel arbitration under Section 38 even if they assign any rights under this Agreement to another individual or entity.

46. INTERPRETATION. Paragraph and section headings used in this Agreement are for convenience only, and shall not affect the construction of this Agreement. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Lender or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

47. SEVERABILITY. If one or more provisions of this Agreement (or the application thereof) is determined invalid, illegal or unenforceable in any respect in any jurisdiction, the same shall not invalidate or render illegal or unenforceable such provision (or its application) in any other jurisdiction or any other provision of this Agreement (or its application).

48. NOTICES. Except as otherwise provided in this Agreement, notice under this Agreement must be in writing. Notices will be deemed given when deposited in the U.S. mail, postage prepaid, first class mail; when delivered in person; or when sent by registered mail; by certified mail; by nationally recognized overnight courier, or when sent by electronic mail. Notice to Borrower and/or any personal guarantor will be either posted to Borrower’s Online Account or sent to Borrower’s last known address, or electronic mail address in Lender’s records for Borrower. Any notice posted to the Online Account by Lender shall be deemed given when posted in the Online Account. Notice to Lender may be sent to: Headway Capital, LLC, 4700 W. Daybreak Pkwy., Suite 200, South Jordan, UT 84009, Attn: Director of Operations.

49. RECORDKEEPING AND AUDIT REQUIREMENTS. Lender shall have no obligation to maintain any electronic records or any documents, schedules, invoices or any other paper delivered to Lender by Borrower in connection with this Agreement or any other agreement other than as required by law. Borrower will at all times keep accurate and complete records of Borrower’s assets (including without limitation accounts). At Lender’s request, Borrower shall deliver to Lender: (i) schedules of its assets (including without limitation accounts) and assets; and (ii) such other information regarding its assets (including without limitation accounts) as Lender shall request. Lender, or any of its agents, shall have the right to call at any telephone numbers that Borrower has provided or may provide in the future or otherwise in the Lender’s possession (including any cellular or mobile telephone numbers), at intervals to be determined by Lender, and without hindrance or delay, to inspect, audit, check, and make extracts from any copies of the books, records, journals, orders, receipts, correspondence that relate to Borrower’s assets (including without limitation accounts) or other transactions between the parties thereto and the general financial condition of Borrower and Lender may remove any of such records temporarily for the purpose of having copies made thereof. If Borrower was referred to Lender for the Line of Credit by a third party (the “Referring Party”), then Borrower consents to Lender sharing certain reasonable information about Borrower with the Referring Party for purposes of the Referring Party verifying and/or auditing accounts made through such Referring Party’s referrals.

50. CHANGE IN TERMS. Lender may at any time change or remove any of the terms and conditions of, or add new terms or conditions to, this Agreement. Lender will notify Borrower of such a change by posting or otherwise reflecting such change in the Online Account, and/or by providing Borrower with notice of the change in terms pursuant to the notice provision in Section 48 of this Agreement. To the extent not prohibited by applicable law, such changes shall become effective immediately except where this Agreement expressly contemplates that such change shall only become effective as of the immediately succeeding Advance Request. Further, to the extent not prohibited by applicable law, any such changes or new terms will apply to the Total Outstanding Principal Amount. Borrower may request a change or a new term that Lender may, at Lender’s option, accept and such change or new term shall be binding on Lender and Borrower only if agreed to in a writing signed by Lender.

51. GOVERNING LAW. Subject to Section 38 above, our relationship (including this Agreement and any claim, dispute or controversy (whether in contract, tort, or otherwise) at any time arising from or relating to this Agreement) is governed by, and this Agreement will be construed in accordance with, applicable federal law and (to the extent not preempted by federal law) Utah law without regard to internal principles of conflict of laws. The legality, enforceability and interpretation of this Agreement and the amounts contracted for, charged and reserved under this Agreement will be governed by such laws. Borrower understands and agrees that (i) Lender is located in Utah, (ii) Lender makes all credit decisions from Lender’s office in Utah, (iii) the Line of Credit (including, for the avoidance of doubt, any and all Advances) are made in Utah (that is, no binding contract will be formed until Lender receives and accepts Borrower’s signed Agreement in Utah) and (iv) Borrower’s payments are not accepted until received by Lender in Utah.

52. WAIVER OF NOTICES AND OTHER TERMS. Except for any notices provided for in this Agreement, Borrower and any person who has obligations pursuant to this Agreement (e.g., a Guarantor), to the extent not prohibited by applicable law, hereby waives demand, notice of nonpayment, notice of intention to accelerate, notice of acceleration, presentment, protest, notice of dishonor and notice of protest. To the extent permitted by applicable law, Borrower and any person who has obligations pursuant to this Agreement also agrees: (i) Lender is not required to file suit, show diligence in collection against Borrower or any person who has obligations pursuant to this Agreement; and (ii) Lender may, but will not be obligated to, sue one or more persons without joining or suing others.

53. MONITORING, RECORDING AND ELECTRONIC COMMUNICATIONS. In order to ensure a high quality of service for Lender’s customers, Lender may monitor and/or record telephone calls between Borrower and Lender’s employees or agents. Borrower acknowledges that Lender may do so and agrees in advance to any such monitoring or recording of telephone calls. Borrower also agrees that Lender may communicate with Borrower electronically by e-mail or via the Borrower’s Online Account.

54. ENTIRE AGREEMENT. Any application Borrower signed or otherwise submitted in connection with this Agreement, the accompanying Business Line of Credit Agreement Supplement and the Authorization Agreement for Direct Deposits (ACH Credits) and Direct Payments (ACH Debits) and any other documents required by Lender from time to time in connection with this Agreement and Borrower’s Line of Credit and/or Online Account are hereby incorporated into and made a part of this Agreement. This Agreement is the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior written or verbal communications or instruments relating thereto.

55. COUNTERPARTS; ELECTRONIC SIGNATURES. This Agreement may be executed in one or more counterparts, each of which counterparts shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. For purposes of the execution of this Agreement, signatures delivered by electronic or fax transmission shall be treated in all respects as original signatures.

56. CUSTOMER SERVICE CONTACT INFORMATION. If you have questions or comments about your Online Account, you may contact us by (i) e-mail at support@headwaycapital.com, (ii) telephone at (866) 698-8494 or (iii) mail at 4700 W. Daybreak Pkwy., Suite 200, South Jordan, UT 84009, Attn: Director of Operations.

57. PERSONAL GUARANTY. Each Guarantor, jointly and severally (if more than one), absolutely and unconditionally guarantee the prompt payment to Lender, including its successors and assignees, of any and all Obligations incurred by the Borrower pursuant to the Agreement (this “Personal Guaranty”). Each Guarantor further agrees to repay the Obligations on demand, without requiring Lender first to enforce payment against Borrower. This is a guarantee of payment and not of collection. This is an absolute, unconditional, primary, and continuing obligation and will remain in full force and effect until the first to occur of the following: (a) all of the Obligations have been indefeasibly paid in full, and Lender has terminated this Personal Guaranty, or (b) 30 days after the date on which written notice of revocation is actually received and accepted by Lender. No revocation will affect: (i) the then existing liabilities of the revoking Guarantor under this Personal Guaranty; (ii) Obligations created, contracted, assumed, acquired or incurred prior to the effective date of such revocation; (iii) Obligations created, contracted, assumed, acquired or incurred after the effective date of such revocation pursuant to any agreement entered into or commitment obtained prior to the effective date of such revocation; or (iv) any Obligations then or thereafter arising under the agreements or instruments then in effect and then evidencing the Obligations. Each Guarantor represents and warrants that (i) it is a legal resident of the United States of America and (ii) neither Borrower, nor itself individually as Guarantor, intends to file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within 6 months of the date hereof. Each Guarantor waives all notices to which Guarantor might otherwise be entitled by law, and also waives all defenses, legal or equitable, otherwise available to the Guarantor. This Personal Guaranty shall be construed in accordance with the laws of the State of Utah, and shall inure to the benefit of Lender, its successors and assigns. To the extent not prohibited by applicable law, each of the undersigned Guarantors waives its right to a trial by jury of any claim or cause of action based upon, arising out of or related to this Personal Guaranty, the Agreement and all other documentation evidencing the Obligations, in any legal action or proceeding. Subject to Section 38, any such claim or cause of action shall be tried by court sitting without a jury.

58. CERTIFICATION AND SIGNATURES. By executing this Agreement or authorizing the person signing or affirming below to execute on its behalf, Borrower certifies that Borrower has received a copy of this Agreement and that Borrower has read, understood and agreed to be bound by its terms. Each person executing certifies that each person is executing on behalf of the Borrower and/or in the capacity indicated (and if Borrower is a sole proprietorship, in the capacity of the owner of such sole proprietorship) and that such person is authorized to execute this Agreement on behalf of or in the stated relation to Borrower.

Use of Proceeds Certification

As referred to in Section 6, by signing below, the Borrower certifies, acknowledges and understands that the proceeds from the requested Line of Credit (including, for the avoidance of doubt, any and all Advances) will be used solely for the following purposes only:

●	specified merchandise

●	insurance (but not self insurance programs)

●	services or equipment

●	inventory or other specified goods

●	loans to finance specified sales transactions

●	public works projects or educational services (e.g., training)

Authorization Agreement for Direct Deposit (ACH) and Direct Payments (ACH Debits)

This Authorization Agreement for Direct Deposit (ACH Credit) and Direct Payments (ACH Debits) is part of (and incorporated by reference into) the Business Line of Credit Agreement. Borrower should keep this important legal document for Borrower’s records.

DISBURSEMENT OF LOAN PROCEEDS. By executing this Authorization Agreement for Direct Deposit (ACH Credit) and Direct Payments (ACH Debits), Borrower authorizes Lender to disburse Advance proceeds (less the amount of any applicable fees) by initiating an ACH credit, wire transfer or similar means to the checking account Borrower provided to Lender through Lender’s Online Portal (or a substitute checking account Borrower later identifies and is acceptable to Lender) (hereinafter referred to as the “Designated Checking Account”). This authorization is to remain in full force and effect until Lender has received written notification from Borrower of its termination in such time and in such manner as to afford Lender and Borrower’s depository bank a reasonable opportunity to act on it.

AUTOMATIC PAYMENT PLAN. Enrollment in Lender’s Automatic Payment Plan is required for Line of Credit approval. By executing this Authorization Agreement for Direct Deposit (ACH Credit) and Direct Payments (ACH Debits), Borrower agrees to, and hereby, enrolls in the Automatic Payment Plan and authorizes Lender to collect payments required under the terms of Borrower’s Business Line of Credit Agreement by initiating ACH debit entries to the Designated Checking Account in the amounts and on the dates provided in the Payment Schedule and/or the Modified Payment Schedule set forth in the accompanying Business Line of Credit Agreement and/or for any and all amounts when due thereunder. Borrower authorizes Lender to resubmit any returned or failed ACH Debt for any previously scheduled payment(s) that was not paid as provided in the Payment Schedule, as permitted by law and network rules. This authorization is to remain in full force and effect until Lender has received written notification from Borrower of its termination no less than three business days before a scheduled payment. Lender may suspend or terminate Borrower’s enrollment in the Automatic Payment Plan immediately if Borrower fails to keep Borrower’s designated checking account in good standing or if there are insufficient funds in Borrower’s checking account to process any payment (or if Lender is otherwise unable to collect any amounts owed to Lender under the Loan or under any other loan or extension of credit by Lender to Borrower). If Borrower revokes the authorization or Lender suspends or terminates Borrower’s enrollment in the Automatic Payment Plan, Borrower will still be responsible for making timely payments pursuant to the alternative payment methods described in the Business Line of Credit Agreement.

ACH Authorization for Material Misrepresentations. In the event that we determine that you made any material misrepresentation in your application (including, but not limited to, misrepresenting your business revenue, altering bank statements, misrepresenting the purpose of the funds, etc.) you authorize Lender to debit the Designated Checking Account the full Total Outstanding Principal Amount that Lender has advanced and to close the Line of Credit. In the event that Lender exercises this option and debits the Total Outstanding Principal Amount from your Designated Checking Account, you agree that all other terms of the Business Line of Credit Agreement, including the Arbitration Agreement and Class Action Waiver, shall remain in full force and effect.

BUSINESS PURPOSE ACCOUNT. By executing this Authorization Agreement for Direct Deposit (ACH Credit) and Direct Payments (ACH Debits), Borrower attests that the Designated Checking Account was established for business purposes and not primarily for personal, family or household purposes.

ACCOUNT CHANGES. Borrower agrees to promptly notify Lender in writing of any changes to the account and routing numbers of the Designated Checking Account.

MISCELLANEOUS. Lender is not responsible for any fees charged by Borrower’s bank as the result of credits or debits initiated under this agreement. The origination of ACH transactions to Borrower’s account must comply with the provisions of U.S. law.

By ticking the box and by clicking or allowing any other signer to click the “Agree and Continue” button, or by expressing your agreement in replying to an email we send you with a copy of this agreement attached, you agree to all of the terms of this agreement on behalf of the entities and persons listed as borrower, and you acknowledge that you have read and understand this entire agreement, including but not limited to: (1) the promise that all advances will be for the business purposes described in the Use of Proceeds Certification in Section 58; (2) the Authorization Agreement for Direct Deposit (ACH Credit) and Direct Payments (ACH Debits); (3) the Class Action Waiver (section 39); and (4) the arbitration provision (section 38).

You agree that ticking a box on behalf of any other person, or replying to an email sent to any other person, without such person’s express consent, constitutes fraud.

By ticking the box and by clicking or allowing any other signer to click the “Agree and Continue” button, or by expressing your agreement in replying to an email we send you with a copy of this agreement attached, you agree to all of the terms of the personal guaranty set forth in Section 57 of this agreement, whereby you, acting in your personal capacity and not on behalf of the borrower, guarantee and become liable to lender for all of the borrower’s payment and performance obligations under this agreement, and you acknowledge that you have read and understand this entire agreement, including but not limited to: (1) the promise that all advances will be for the business purposes described in the application as stated in the Use of Proceeds Certification in Section 58; (2) The Class Action Waiver (section 39); and (3) the arbitration provision (section 38).

You agree that ticking a box on behalf of any other person, or replying to an email sent to any other person, without such person’s express consent, constitutes fraud.

SIGNATURES

Signed on February 11, 2026:

BORROWER: FullPAC, Inc. DBA RoboCent

By:	/s/ Travis Trawick

Name:	Travis Trawick

Title:	Chief Executive Officer

GUARANTOR:

/s/ Travis Trawick

Travis Trawick, individually

Signed on February 12, 2026:

LENDER: Headway Capital, LLC

By:	/s/ Stacey Sulken

Name:	Stacey Sulken

Title:	Senior Lead — SMB Underwriting

Headway Capital, LLC | 4700 W. Daybreak Pkwy., Suite 200 | South Jordan, UT 84009

California Residents: Headway Capital California License Lender No. 60DBO 44216.